Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES MANAGEMENT CHANGES

NOVEMBER 30, 2007 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced the resignation of Jimmy C. Weaver, the Company’s Chief Executive Officer and President, and a member of the Company’s Board of Directors,  effective December 1, 2007, due to medical reasons. The Company’s Board of Directors has appointed William P. Brick, the Company’s Executive Chairman, to serve as Chairman, Chief Executive Officer and President, effective upon Mr. Weaver’s departure. Mr. Brick previously served as Chief Executive Officer of the Company from April 2001 until Mr. Weaver assumed the role on May 17, 2007. The Company’s Board of Directors has not yet appointed a successor to Mr. Weaver’s Board seat.

“Jim Weaver has been an integral part of Reddy Ice’s growth and success for more than a decade,” said Mr. Brick. “All of us at the Company thank him for his long service and dedication, and wish him well.”

“I am proud of the accomplishments Reddy Ice has achieved during my tenure, and I have every confidence in the Company’s future success,” Mr. Weaver remarked. “I wish Bill, the management team, and the entire staff the best.”

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.